Exhibit 10.15

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (“Agreement”) is made by and between Silvia Noiman (“Noiman”) and Eloxx Pharmaceuticals (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, Noiman entered into a Consulting and Services Agreement with the Company dated October 15, 2013 (“First Consulting Agreement”);

WHEREAS, Noiman entered into a Consulting and Services Agreement with the Company dated December 1, 2014 (“Second Consulting Agreement”);

WHEREAS, Noiman entered into an Amendment to Consulting and Services Agreement with the Company dated January 11, 2017 (“Amendment”);

WHEREAS, the Company and Noiman have entered into Stock Option Agreements for option grants dated April 2014, November 2014, January 2016, and July 2017 granting Noiman options to purchase shares of the Company’s common stock (collectively, the “Option”) subject to the terms and conditions of the Company’s Share Ownership and Option Plan (2013) and the Stock Option Agreements (collectively the “Stock Agreements”);

WHEREAS, the Company terminated it service relationship with Noiman, other than as a member of the Board of Directors, effective January 15, 2018, including but not limited to under the First Consulting Agreement, Second Consulting Agreement, and Amendment; and

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Noiman hereby agree as follows:

1. Consideration. In consideration of Noiman’ s execution of this Agreement and Noiman’s fulfillment of all of its terms and conditions, the Company agrees as follows:

a. Payment. The Company agrees to pay Noiman a lump sum total of Nine Hundred Thousand New Israeli Shekels (900,000 NIS), provided within ten (10) business days after the Effective Date ofthis Agreement. Noiman shall issue a valid tax invoice and receipt to the Company upon receipt of the payment hereunder. Noiman shall be solely responsible to pay all taxes, levies, social benefits, insurance payments and any other payments required by law due in connection with this Agreement and payments hereunder.

b. Equity Incentive Grants. The Parties agree that they have reached an agreement pursuant to which it will be recommended to the Company’s Board of Directors that the Company grant Noiman a fully vested option to purchase 141,389 shares of the Company’s common stock and 141,389 fully vested shares of the Company’s common stock as soon as practicable after the Company’s adoption of its 2018 Equity Incentive Plan, with stock option grant to be priced as of the closing price on the date of grant thereof. Such awards shall be subject to this Agreement becoming effective and Noiman continuous service as a Director through such grant date.

2. Stock Option Vesting. Notwithstanding the termination of the consulting relationship between the Parties, including termination of the First Consulting Agreement, Second Consulting Agreement, and Amendment, the Parties agree that Noiman shall continue to vest in any existing Stock Option agreements during such time that Noiman is a Director. All other terms regarding Stock Options in the First, Second and Amendment shall remain unchanged.

3. Release of Claims. Noiman agrees to waive any notice of termination or payment in lieu thereof required under the First Consulting Agreement, Second Consulting Agreement, or Amendment, or any agreement with the Company. Noiman agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Noiman by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Noiman, on Noiman’s own behalf and on behalf of Noiman’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Noiman may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement. Noiman agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law. Noiman represents that Noiman has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

4. Effective Date. This Agreement will become effective on the date it has been signed by both Parties (the “Effective Date”).

5. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the Commonwealth of Massachusetts.

6. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, including the Amendment, with the exception of Sections 4, 5, 6, 8, and 9 of both the First Consulting Agreement and Second Consulting Agreement, and the Stock Agreements.

7. Voluntary Execution of Agreement. Noiman understands and agrees that Noiman executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Noirnan’ s claims against the Company and any of the other Releasees. Noiman acknowledges that:

(a)	Noiman has read this Agreement;

(b)	Noiman has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Noiman’s own choice or has elected not to retain legal counsel;

(c)	Noiman understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	Noiman is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

SILVIA NOIMAN, an individual

Dated: March 13, 2018	/s/ Silvia Noiman
Silvia Noiman

ELOXX PHARMACEUTICALS

Dated: March 13, 2018	By /s/ Robert Ward
Robert Ward
Chairman and CEO